Exhibit 99.1

Trex Company Continues Record-Setting Year

  Q2 2015 Net Sales Increase 13% to $137 Million
  EPS Rises 26% to $0.58

WINCHESTER, Va.--(BUSINESS WIRE)--August 3, 2015--Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the second quarter ended June 30, 2015.

Net sales for the second quarter of 2015 totaled $136.8 million, a 13% increase compared to net sales of $121.3 million for the 2014 period. The Company reported net income of $18.7 million, or $0.58 per diluted share, for the second quarter of 2015 compared to net income of $15.2 million, or $0.46 per diluted share, for the prior-year period, a 26% increase.

For the six months ended June 30, 2015, the Company reported net sales of $257.6 million compared to net sales of $222.0 million for the prior-year period, an increase of 16%. The Company reported net income of $36.3 million, or $1.13 per diluted share, for the first six months of 2015 compared to net income of $27.5 million, or $0.82 per diluted share, for the 2014 period, a 38% increase.

Chairman, President and CEO Ronald W. Kaplan commented, “We continued our record-setting performance in the second quarter, reaching new highs in revenue and earnings for both the quarter and the first half of the year. We are executing well on our business strategies and, in the process, advancing our industry-leading market share. This year’s branding campaign – Engineering What’s Next in Outdoor Living – has been striking a strong chord with consumers, and our growing emphasis on digital marketing is helping us reach new audiences and reinforce Trex’s image and status as the premier provider of outdoor living products. The many manufacturing efficiencies we have implemented continued to bear fruit during the second quarter, helping lift our gross margin to 38.4%, an increase of 128 basis points over the prior-year period. We incurred non-operating charges of $0.9 million during the 2015 quarter. Excluding the after-tax impact of these charges, our net income would have been $19.3 million, or $0.60 per diluted share.”

Mr. Kaplan continued, “For Q3, we expect revenue of approximately $96 million. This is comparable to last year’s third quarter. The 2014 third quarter was favorably impacted by a seasonal shift in demand resulting from harsh winter weather that delayed the start to the decking season. Our 2015 third quarter revenue guidance reflects the return to a normal seasonal demand trend. Our trailing twelve month sales guidance through the end of Q3 2015 is $428 million, or 12% above the comparable prior-year period. We are pleased with our 2015 sales, which reflect continued strong execution in our market share advancement initiatives.”

Second-Quarter 2015 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second-quarter 2015 results and other corporate matters on Monday, August 3, 2015 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 or 888-803-7638 and reference conference ID #75134733. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at trex.com.

For those who cannot listen to the live broadcast, an audio replay of the earnings call will be available on the Trex website for 30 days.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the impact of weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 6,700 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net sales	$136,779	$121,311	$257,579	$221,956

Cost of sales	84,255	76,285	156,808	138,764

Gross profit	52,524	45,026	100,771	83,192

Selling, general and administrative expenses	22,472	20,344	43,064	38,566

Income from operations	30,052	24,682	57,707	44,626

Interest expense, net	188	301	325	623

Income before income taxes	29,864	24,381	57,382	44,003

Provision for income taxes	11,149	9,220	21,114	16,547

Net income	$18,715	$15,161	$36,268	$27,456

Basic earnings per common share	$0.59	$0.46	$1.14	$0.83

Basic weighted average common shares outstanding	31,735,333	32,898,288	31,709,645	33,012,845

Diluted earnings per common share	$0.58	$0.46	$1.13	$0.82

Diluted weighted average common shares outstanding	32,142,939	33,307,463	32,119,026	33,452,814

Comprehensive income	$18,715	$15,161	$36,268	$27,456

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	June 30,	December 31,
	2015	2014

ASSETS
Current assets:

Cash and cash equivalents	$4,149	$9,544
Accounts receivable, net	124,465	36,391
Inventories	18,626	23,747
Prepaid expenses and other assets	2,045	6,288
Deferred income taxes	9,860	9,271
Total current assets	159,145	85,241
Property, plant and equipment, net	105,530	98,716
Goodwill and other intangibles	10,530	10,534
Other assets	1,559	1,333
Total assets	$276,764	$195,824

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$19,946	$20,050
Accrued expenses	28,464	20,660
Accrued warranty	8,186	8,744
Line of credit	37,500	-
Total current liabilities	94,096	49,454
Deferred income taxes	3,708	3,708
Non-current accrued warranty	23,185	25,097
Other long-term liabilities	4,285	4,180
Total liabilities	125,274	82,439
Stockholders’ equity:

Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized; 34,832,045 and 34,800,552 shares issued and 32,051,616 and 32,020,123 shares outstanding at June 30, 2015 and December 31, 2014, respectively	348	348
Additional paid-in capital	118,577	116,740
Retained earnings	107,565	71,297
Treasury stock, at cost, 2,780,429 shares at June 30, 2015 and December 31, 2014	(75,000)	(75,000)
Total stockholders’ equity	151,490	113,385
Total liabilities and stockholders’ equity	$276,764	$195,824

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2015	2014

Operating Activities
Net income	$36,268	$27,456
Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation and amortization	7,322	7,660
Deferred income taxes	(589)	-
Stock-based compensation	2,717	2,455
Gain on disposal of property, plant and equipment	(3)	(48)
Excess tax benefits from stock compensation	(1,771)	(12,533)
Other non-cash adjustments	(270)	(245)
Changes in operating assets and liabilities:
Accounts receivable	(88,074)	(22,794)
Inventories	5,121	1,373
Prepaid expenses and other assets	979	(206)
Accounts payable	(104)	4,583
Accrued expenses and other liabilities	(856)	(6,007)
Income taxes receivable/payable	11,360	9,764

Net cash (used in)/provided by operating activities	(27,900)	11,458

Investing Activities
Expenditures for property, plant and equipment	(14,088)	(4,927)
Proceeds from sales of property, plant and equipment	3	48
Purchase of acquired company, net of cash acquired	(31)	(44)
Notes receivable, net	-	39

Net cash used in investing activities	(14,116)	(4,884)

Financing Activities
Borrowings under line of credit	118,000	120,000
Principal payments under line of credit	(80,500)	(85,000)
Repurchases of common stock	(2,847)	(52,892)
Proceeds from employee stock purchase and option plans	197	585
Excess tax benefits from stock compensation	1,771	12,533

Net cash provided by (used in) financing activities	36,621	(4,774)

Net (decrease) increase in cash and cash equivalents	(5,395)	1,800
Cash and cash equivalents at beginning of period	9,544	3,772

Cash and cash equivalents at end of period	$4,149	$5,572

Supplemental Disclosure:
Cash paid for interest, net of capitalized interest	$284	$384
Cash paid for income taxes, net	$10,342	$6,783

CONTACT:
Trex Company
James Cline, 540-542-6300
SVP & CFO
or
LHA
Harriet Fried, 212-838-3777